EXHIBIT 99

To our shareholders,
We are pleased to report record quarterly net income in the third quarter of $15,274,000, or $1.88 per diluted share, compared to $11,086,000, or $1.39 per diluted share, in third quarter 2004. Return on average equity was 18.30% in third quarter 2005 compared to 15.54% in third quarter 2004, return on average assets was 1.39% versus 1.10%, and efficiency ratio was 59.96% versus 66.02%.
Quarterly Results
Net interest income of $44,617,000 in third quarter 2005 was $7,063,000 more than third quarter 2004. The net interest margin of 4.60% increased 28 basis points over the same period last year. Compared to second quarter 2005, net interest margin increased 19 basis points. Third quarter 2005 average loans grew $277,855,000, or 11%, while quarterly average deposits grew $188,264,000, or 6%, over the same period last year. Improved credit quality also contributed to the earnings growth in third quarter 2005. With improving loan quality, the provision for loan loss of $1,375,000 was $1,012,000, or 42%, lower than third quarter 2004.
Noninterest income of $17,462,000 was $1,959,000, or 10%, lower than third quarter 2004. Third quarter 2005 noninterest income included a $1,811,000 loss on the sale of U.S. agency securities which were replaced with higher yielding securities. Further, in third quarter 2004, the Cut Bank branch was sold resulting in a gain of $1,690,000. Excluding the loss on securities in 2005 and Cut Bank gain in 2004, noninterest income increased 9% from third quarter 2004.
Noninterest expense of $37,142,000 was $418,000, or 1%, lower than the comparable quarter in 2004. In third quarter 2005, we recorded a $985,000 mortgage servicing impairment reversal compared to a $1,180,000 impairment for the third quarter of 2004. Without the effect of mortgage servicing impairment, noninterest expense would have been $1,747,000, or 5% higher than last year.
During first quarter 2005, we announced our strategic decision to exit Wal-Mart locations. Third quarter expenses of $55,000, in addition to $897,000 recognized year to date through second quarter, were recognized directly as a result of preparing to close these locations. In second quarter 2005, we discontinued operation of five of the nine Wal-Mart locations. The remaining four Wal-Mart locations are expected to be closed by January 2006.
On October 11, 2005, the Company paid a $.50 dividend per common share.
Year to Date
On a year to date basis, net income of $40,113,000, or $4.94 per diluted share, was $6,737,000, or 20.2%, higher than net income in the first three quarters of 2004 of $33,376,000, or $4.19 per diluted share. Return on average equity was 16.82% in the first three quarters of 2005 compared to 15.76% last year, return on average assets was 1.26% versus 1.13%, and efficiency ratio was 62.79% versus 64.18%.
When comparing the year to date performance of 2005 to 2004, there are some significant items that affect comparability. One such item is a decrease in the expense for provision for loan losses. Due to improving credit quality, the provision for loan losses in 2005 was $4,365,000 as compared to the 2004 provision expense of $7,346,000, a difference of $2,981,000. Also, in 2005 we recorded impairment reversal income of $1,297,000 related to our mortgage servicing rights, as compared to 2004 when we recorded impairment expense of $104,000. Additional expenses related to the closure of Wal-Mart branches totaled $952,000 in the first three quarters of 2005.

We have made good progress towards improving the Company’s return on assets, and are seeing signs of progress towards improving the efficiency of the Company. With increased yields in our investment portfolio and loan growth, net interest margin of 4.47% has increased 11 basis points on a year to date basis over last year. Despite signs of progress, however, efficient implementation of our community banking philosophy remains a high priority.

Thanks to our talented team of employees, officers and advisory directors for the achievement of another record in quarterly earnings. Thank you.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Financial Highlights
Three Months ended September 30

(unaudited)	2005	2004	% Change

(in thousands except per share data)

OPERATING RESULTS
Net income	$15,274	$11,086	37.8%
Diluted earnings per share	1.88	1.39	35.1%
Dividends per share	0.48	0.40	20%

PERIOD END BALANCES
Assets	4,457,739	4,063,162	9.7%
Loans	2,982,325	2,674,963	11.5%
Investment Securities	887,912	843,415	5.3%
Deposits	3,477,115	3,236,518	7.4%
Common Stockholders’ Equity	342,166	302,299	13.2%
Common Shares Outstanding	8,097	7,980	1.5%

QUARTERLY AVERAGES
Assets	4,369,721	3,998,892	9.3%
Loans	2,929,238	2,651,383	10.5%
Investment Securities	894,369	799,916	11.8%
Deposits	3,390,945	3,202,681	5.9%
Common Stockholders’ Equity	331,174	283,837	16.7%
Common Shares Outstanding	7,981	7,887	1.2%
Third Quarter 2005

Third Quarter 2005

Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
(unaudited)	2005	2004	2005	2004

(in thousands, except per share data)

Total interest income	$61,423	$48,143	$168,934	$141,756
Total interest expense	16,806	10,589	44,112	30,666

Net interest income	44,617	37,554	124,822	111,090
Provision for loan losses	1,375	2,387	4,365	7,346

Net interest income after provision for loan losses	43,242	35,167	120,457	103,744
Noninterest income	17,462	19,421	52,251	53,172
Noninterest expense	37,142	37,560	111,181	105,431

Income before taxes	23,562	17,028	61,527	51,485
Income taxes	8,288	5,942	21,414	18,109

Net income	$15,274	$11,086	$40,113	$33,376

COMMON SHARE DATA:
Diluted EPS	1.88	1.39	4.94	4.19
Dividends	0.48	0.40	1.38	1.14
Book value			42.26	37.88
Tangible book value			37.64	33.20
Appraised value			*	55.50
*Currently not available, $65.50 as of June 30, 2005

Selected Ratios

	Three Months Ended		Nine Months Ended
	September 30		September 30
(unaudited)	2005	2004	2005	2004

PERFORMANCE
Return on avg common equity	18.30%	15.54%	16.82%	15.76%
Return on avg common equity excl. market adj of securities	18.19%	15.02%	16.59%	15.63%
Return on avg assets	1.39%	1.10%	1.26%	1.13%
Net interest margin, FTE	4.60%	4.32%	4.47%	4.36%
Efficiency ratio	59.96%	66.02%	62.79%	64.18%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.21%	0.38%
Annualized net charge offs to average loans			0.15%	0.20%
Allowance for loan losses to loans			1.45%	1.58%
Allowance for loan losses to non-accruing loans			258.01%	189.12%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.71%	7.34%
Avg loans to avg deposits			85.55%	82.61%
It’s our home too
Condensed Consolidated Balance Sheet

	September 30
(unaudited)	2005	2004

(In thousands)

ASSETS

Cash and due from banks	$203,983	$233,071
Federal funds sold	105,150	56,415
Interest bearing deposits	14,874	6,816
Investment securities	887,912	843,415
Loans	2,982,325	2,674,963
Less: allowance for loan losses	43,213	42,396

Net loans	2,939,112	2,632,567
Premises & equipment, net	120,086	120,015
Accrued interest receivable	26,931	22,015
Goodwill and core deposit intangibles	38,847	39,878
Mortgage servicing rights	20,558	16,871
Bank owned life insurance	61,975	59,961
Other assets	38,311	32,138

Total Assets	$4,457,739	$4,063,162

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,477,115	$3,236,518
Securities sold under repurchase agreements	495,269	401,078
Other liabilities	38,499	31,443
Other borrowed funds	6,435	8,051
Long — term debt	57,017	42,535
Subordinated debenture	41,238	41,238

Total Liabilities	4,115,573	3,760,863
Common stockholders’ equity	342,166	302,299

Total Liabilities and Stockholders’ Equity	$4,457,739	$4,063,162